EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Infinity Energy Resources, Inc. of our report dated March 30, 2021, relating to the financial statements of Infinity Energy Resources, Inc., report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements), appearing in the Annual Report on Form 10-K of Infinity Energy Resources, Inc. for the year ended December 31, 2020.

We also consent to the reference to our firm under the heading of “experts” in such Prospectus.

/s/ RBSM LLP

New York, NY
July 21, 2021